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ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 31, 2012 / 08:30PM GMT

OVERVIEW:

ASNA reported YTD 2012 net sales of $2.4b, net income of $161m or $1.01 per diluted share and 3Q12 net sales of $783m, net income of $49.4m or $0.31 per diluted share. Expects FY12 EPS to be $1.37-1.40.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - IR

David Jaffe Ascena Retail Group Inc - President and CEO

Armand Correia Ascena Retail Group Inc - CFO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva FBR Capital Markets - Analyst

Janet Kloppenburg JJK Research - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Unidentified ParticipantAnalyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Mark Montagna Avondale Partners - Analyst

Robin Murchison SunTrust Robinson Humphrey - Analyst

Steve Marotta CL King & Associates - Analyst

Janine Stitcher Telsey Advisors - Analyst

Alex Fuhrman Piper Jaffray - Analyst

Janet Clay Liberty Mutual - Analyst

PRESENTATION

Operator

Good afternoon. My name is Derek and I will be your conference operator today. At this time, I would like to welcome everyone to the Ascena Retail Group's third-quarter earnings conference call. I would like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR - IR

Thank you, Derek. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available on today's press release. As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release as well as in the Company's most recently filed Forms 10-K and 10-Q.

At this time, I would like to turn the conference over call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Allison. Good afternoon and thank you for joining us to discuss the results of our fiscal third quarter. With me today is Armand Correia, our CFO. We are pleased to report a good third quarter. Net sales increased 8% to $783 million with consolidated comp sales increasing 5% in the third quarter. Our earnings per share were $0.31, compared to EPS of $0.32 per share in the prior-year quarter. The slight reduction versus last year is entirely the result of a $0.03 per diluted share impact of acquisition related costs for the pending Charming Shoppes acquisition. Comp sales by brand were Justice up 8%, dressbarn up 6%, and maurices was down 1%. Our operating and financial results this quarter were generally consistent with our plans.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

As you know, the major point of progress that we had this past quarter was strategic with our announcement of the agreement to acquire Charming Shoppes. While we do not have further developments to discuss just yet, we are working to move this process forward and preparing for the longer integration process that will follow the deal. Our teams are excited and will be ready. In the meanwhile, we have focused — we have been focused on executing well and in an environment that remains challenging but is not without opportunity.

Now I would like to walk you through each of our brands in a little more detail. At Justice, we continue to grow our market share by giving our customers trend-right merchandise assortments at compelling values. Our third quarter sales increase of 11% was driven primarily by a 3% growth in transactions and a 5% increase in dollars per transaction, as well as a 23% growth in e-commerce sales. The shift in product mix towards apparel continued which carries higher selling prices. Our assortments of casual and active tops and casual and active bottoms continue to perform well. From a regional perspective, all regions delivered positive comps with the upper Midwest and Midwest delivering double-digit growth. The Justice e-commerce business also continues to grow rapidly and our new Canadian stores are performing above plan as well.

Our marketing strategy at Justice reinforces our value proposition with the right balance of 40% discounts offered to our customers through direct mail, e-mail, customer loyalty programs, and also storewide point-of-sale events. For the third quarter, our promotional cadence was similar to last year, which drove both traffic and transactions. Justice executed three 40% off entire store point-of-sale events, the same as last year, with 15 additional point-of-sale days during the quarter. These events were supplemented by 5% increase in circulation of direct mail catazines, which included four catazine mailings similar to last year and the elimination of one postcard mailing. For the fourth quarter, we have added 22 POS days compared to last year's fourth quarter, which will include three POS events and three catazines, the same as last year, and two postcards, one less than last year.

I would also like to announce our new strategic initiative, adding Brothers merchandise in our Justice brick-and-mortar stores. We will be adding it into 10 current Justice stores in time for back-to-school, with 25 more planned prior to the holiday selling season. During the third quarter, we opened nine Justice stores including three in Canada and closed six stores. And ended the quarter with 920 stores versus 890 stores last year. In the fourth quarter, we plan to open approximately 31 stores, including five stores in Canada, and close three.

Turning now to maurices, net sales grew 8% in the third quarter. Maurices comp was down 1% for the quarter, which was up against a tough 11% comp from the prior year. A 3% increase in conversion was more than offset by a 2% decrease in traffic and a 2% decrease in average dollar sale. Comp store sales increased in the Northeast while all other regions declined. The net sales increase was driven by strong new store performance, including performance above expectations for our first two Canadian stores and an 88% growth in e-commerce sales. Many of our women's apparel departments posted increases, with casual wear at work knits and wovens and casual bottoms posting double-digit growth. Our plus size collection was flat and accessories were down.

Our maurices third-quarter marketing initiatives involved a variety of strategies. We had the two mailers consistent with last year, with mailing quantities up 24%. We continue to enroll customers in our electronic maurices Take Ten loyalty program which launched in September and has helped to more than double the size of our e-mail database to 1.9 million. The penetration of our private label credit card has increased to 35%. For the fourth quarter, we want to have an incremental mailer for a total of two direct mail pieces versus one last year with an 18% planned increase in quantities. At maurices, our store base is now 813 locations at the end of the quarter, versus 767 stores last year. During the third quarter, we opened 12 new stores including our first two Canadian stores and closed two stores. 25 new store openings, including an additional four stores in Canada, and two store closings are planned for the fourth quarter.

Our dressbarn brand performed well this quarter. Net sales were up 6% including a 6% increase in comps, which was driven by both a 4% increase in transactions and a 2% increase in average dollars per transaction. From a regional perspective all regions had positive comps, with the best performance in the Midwest and West. We continue to be pleased with our e-commerce growth which more than doubled, growing at 115% for the quarter. We attribute our success to our trend right assortments, helped by favorable weather trends in February and March. We have seen universal acceptance of color as the main trend for the season, and see this trend continuing through the summer and into fall.

Both career and casual bottoms performed well above expectations, with strong performances in our capri and short business which was helped by the warmer weather trends. Career and casual knit tops and sportswear also performed well. Our largest spring category, dresses, had modest gains trending above last year, while jewelry and special occasion dresses have underperformed. Our merchandising and planning reorganization is helping us deliver trend right assortments and will give us greater fashion consistency across our size ranges. We are confident that our new direction will positively impact our performance going forward.

We continue to use a variety of marketing tools for the third quarter, which helped to drive sales. dressbarn refined its customer targeting which allowed us to decrease total mailed quantities by 7% versus last year, while maintaining sales and traffic. We had three mailings and two gift with purchase promotions, the same as last year. We changed the format and offering of two of the three mailers which resulted in a14% increase in response rate. Our electronic dressbarn blushPERKS loyalty program continues to grow, and we have enrolled approximately 1.5 million customers since December. We increased the frequency of e-mails sent by 66%, and our e-mail database of 2.6 million is 150% more than last year. Our dressbarn credit card market share is at 30% of sales.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

For the fourth quarter, we are anniversarying three direct mail pieces with a slight decrease in planned quantities as we further refine our customer targeting and adding an incremental gift with purchase. At dressbarn our store base is 838 locations as of the end of the quarter versus 834 stores last year. During the third quarter, we opened 14 stores and closed 1. For the fourth quarter, we plan to close nine stores.

We will continue working to sustain the momentum in our business. Through May, comp sales have continued to be up, though in the low single digits. Looking ahead, we are estimating mid-single-digit comp sales increases for the remainder of the quarter. And we are reaffirming our fiscal year earnings per share guidance in the range of $1.37 to $1.40, excluding the impact of the pending Charming Shoppes acquisition. Items excluded include the impact on earnings from acquisition related costs during the fiscal third quarter and those anticipated in the fourth quarter, as well as any impact of the acquisition on the combined operating results of the Company. We expect to announce our fiscal 2013 earnings per share guidance with our fourth-quarter and fiscal year 2012 financial results toward the end of September.

Before I turn the call over to Armand to discuss our financial results in more detail, I would just like to say that it is very exciting to be on the cusp of what we think will be another great acquisition. We believe this positions us well to further diversify our business, create synergies among our brands, and drive incremental value to our shareholders. Thank you. Armand?

Armand Correia - Ascena Retail Group Inc - CFO

Thank you, David, and good afternoon, everyone. Before reviewing our quarterly results, just two notes. First, it's appropriate to mention that this year's quarterly earnings include certain costs that we believe are not reflective of ongoing operations. We will comment on these costs during our prepared remarks. Second, as noted in today's press release, last year's operating income results for our brands have been recasted for both the quarter and year-to-date in order to conform to our current method of allocating corporate overhead costs to our brands on a reasonable basis.

Net sales increased 8% to $783 million. The increase was primarily driven by an overall comp sales increase of 5%, which came on top of a 6% increase last year. Our comp sales results continue to show consistency, increasing for a 13th consecutive quarter. We are pleased to also note that our e-commerce sales continue to grow and were better than expected, increasing 55% to $36 million, compared to last year's $24 million. Moving down the income statement, gross profit was $340 million, an increase of 7% over last year's $318 million. The gross profit rate came in at 43.4% of sales, compared to last year's 44%. The 60 basis points decline was primarily margin due to increased markdowns.

From a brand perspective, the gross profit rate at Justice increased to 44.5%, compared to last year's 44.3%. The increase was leverage on buying and occupancy costs. Maurices' gross profit rate was 45.2%, compared to last year's strong 47.7%. The 250 basis points decline was margin due to increased markdowns. dressbarn came in at 40.7%, compared to a similar rate last year.

Selling, general and administrative expenses came in at $229 million or 29.2% of sales, compared to last year's $211 million or 29.1% of sales. The lack of leverage was primarily due to an increase of $4 million in stock-based compensation from an increase in the stock price, which accounted for approximately 50 basis points of this year's rate. We also incurred additional costs from several ongoing strategic initiatives. Operating income was $85 million or 10.9% of sales, compared to last year's $86 million or 12% of sales. The year-over-year decrease of 110 basis points was from the 60 basis points decline in gross profit and an increase of 40 basis points in non-cash expense for depreciation.

Operating income by brand. Justice quarterly operating income was $23 million or 8.1% of sales, in line with expectations, but slightly below last year's $24 million or 9.1% of sales. Maurices' operating income was $38 million or 16.9% of sales, below last year's results of $40 million, or 19.4% of sales. While dressbarn's operating income came in at $24 million or 8.9% of sales, compared to last year's performance of $22 million or 8.8% of sales.

The tax rate for the quarter was 37.5% compared to last year's 40.2%. This year's rate was more reflective of the Company's ongoing tax rate of approximately 38.5%. Net income was $49.4 million or $0.31 per diluted share. But this includes $6.8 million of pretax acquisition costs related to the pending acquisition of Charming Shoppes. This compares to a year-ago quarter's net income of $51.8 million or $0.32 per diluted share. Excluding the after-tax impact of the acquisition cost, this year's quarterly net income would have been $53.7 million, or $0.34 per diluted share. It should also be noted that all earnings per share reflect the recent two-for-one stock split.

Now, turning to a quick review of our year-to-date results, net sales for the nine month period ended April 28, 2012 increased 10% to $2.4 billion, with comp store sales increasing 6%. Operating income for this period increased to $262 million or 10.8% of sales. This compares to last year's $236 million or 10.8% of sales. Net income for the nine month period increased 13% to $161 million, or $1.01 per diluted share, compared to last year's $142 million or $0.88 per diluted share. Again, excluding the after-tax impact of the previously mentioned acquisition costs, net income for this nine month period would have been $165 million or $1.04 per diluted share.

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4

MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Moving on to the balance sheet, we ended the quarter with $617 million in cash and investments. The Company expects to use a significant portion of this amount to partially fund the pending Charming Shoppes acquisition, which is expected to close mid-June of 2012. Net cash flows provided from operations for the quarter were strong at approximately $79 million. At quarter end, total inventories were $349 million, increasing 16% year-over-year in dollars and 3% in units. Average unit cost was up 12%. Of this amount, 7% was from mix and 5% from product cost. Although dollar levels were higher, the unit increase of low single digits was in line with plan. As we look at our business for the remainder of the quarter, we are comfortable with May's ending inventory levels, year-over-year up approximately 9% in dollars and down 2% in units.

From a brand perspective, inventory at Justice was $128 million increasing 27% year-over-year in dollars and 3% in units, and in line with plan. The variance between dollars and units is primarily due to the average unit cost increase of 24% of which 14% was mix and 10% was product cost. At maurices, inventory ended the quarter at $87 million and increased 19% in dollars and 12% in units versus the same period last year. This level was higher than planned due to a slowdown in sales during the quarter. Average unit cost increased 6% with mix being up 3% and cost up 3%. At dressbarn, inventory was in line with plan, increasing 5% year-over-year to $134 million and flat in units.

Capital expenditures for the quarter were $51 million, and included $15 million towards the purchase of a new headquarters facility for dressbarn and Ascena in Mahwah, New Jersey. The remaining CapEx was primarily for new store construction, store remodels, and IT projects. The full year is expected to be in the range of $145 million to $150 million. We're also pleased to announce today that our Suffern, New York headquarters and former distribution center facility was sold. We will remain at our Suffern facility until the new headquarters facility is ready to be occupied. Weighted average shares outstanding for the third quarter was 159.9 million shares, a decrease from last year's 161.7 million shares. The decrease was from 2.7 million shares repurchased during the first half of this fiscal year.

Thank you. This concludes our prepared remarks. Operator, we will now accept your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Anna Andreeva, FBR Capital Markets.

Anna Andreeva - FBR Capital Markets - Analyst

Follow-up on May to date, you said it was up low-single digits, are you guys seeing similar results by brand? And what gives you confidence that comps will improve to mid-singles as we go through the quarter? Is it just a virtue of comparisons getting easier in June and July? Maybe talk about that.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. Yes, you're absolutely right, it is easier comps as we get into June and July. And the results for May were pretty much the same across all three brands.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. So maurices did improve from negative 1%?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Anna Andreeva - FBR Capital Markets - Analyst

Can you — since we're talking about maurices, can you maybe talk about what happened in this division? I think at the beginning of the quarter you guys talked about being pretty pleased with spring and some of the color and newness, working at that division. Just maybe what happened in April?

David Jaffe - Ascena Retail Group Inc - President and CEO

I don't think it was just April. I think the season had some challenges. We mentioned that accessories was down. That turned out to be a more difficult business, and even though it's a good margin business, if the customer does not want it, she really doesn't want it at any price. So, we had some inventory issues there that we worked our way out of for the most part. And certainly, we'll be clean as we get into back-to-school. And at the same time, some of the other challenges we had with merchandise, we've dealt with. We've got new product in. Color has been great. We're well-positioned for color as we turn the corner into back-to-school. So we feel much more confident about the next few months at maurices than we had for spring.

Anna Andreeva - FBR Capital Markets - Analyst

Okay, got it. That's great. And just, Armand, I'm not sure if I missed this, could you break down the components of the gross margin decline, just occupancy, leverage versus markdowns? Just trying to understand why gross margins were down in 3Q after being up nicely in the second quarter despite easier comparisons, and how should we expect gross margins to look like in the fourth quarter?

Armand Correia - Ascena Retail Group Inc - CFO

Okay. So, as far as the gross profit rate decline of 60 basis points, actually, we had gotten some leverage on buying occupancy of 30 BPS. So merchandise margins overall were down 90 BPS. As far as the quarter, in looking at the fourth quarter — if I look at the fourth quarter, the margin opportunities are primarily in the maurice and dressbarn divisions. If you look at last year's fourth quarter, you'll see that maurices had a decline of about 250 basis points in gross profit, with dressbarn declining 130 basis points. So I look at the quarter as the opportunity in those two brands to certainly improve upon those type of numbers.

Anna Andreeva - FBR Capital Markets - Analyst

All right. Well, thanks so much. Good luck, guys.

Operator

Your line maybe on mute.

Janet Kloppenburg - JJK Research - Analyst

Hello, can you hear me?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes.

Janet Kloppenburg - JJK Research - Analyst

I'm sorry. I didn't hear anything — excuse me —

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Janet, you're cutting in and out.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Just a couple questions. First, bigger picture, maybe talk about why you decided to bring the boys merchandise into the stores? I think you've always made a point of emphasis that girls at that age feel safe and want to shop without the distraction of boys. What was the thinking there? I think it's a really good point. At this age, we think that it's really mom buying the clothes.

You may not even see that many boys in the store. But what we've done is develop a test where we're looking at a prototype for the Brothers business — prototype store within the store. , in about a third of the situations, it will have a separate entrance. And in the other two thirds, it will kind of be in a corner of the store, Scott, and it will have its own little entryway. So, it really will be very isolated. And when you walk into that section, it will feel like a little boys' club. It won't feel anything like the girls' area. And it's going to have its own obviously separate fitting room and access. And so, you really won't feel like you are shopping with your little brother.

And I think as mom is buying most of the clothes, it's maybe a moot point, but even if little brother or big brother is in there, that environment is going to have a big video screen with all sorts of fun boy videos playing. It will be captivating for that boy. And accordingly you must have been pleased with the website production — productivity?

David Jaffe - Ascena Retail Group Inc - President and CEO

I think the website was a great learning opportunity. I won't say that it was huge results. I think the opportunity is to leverage the box that we currently have, and the fact that we've got mom coming into the store. And once we can establish it as a brick-and-mortar, I think that's actually going to help drive e-commerce and vice versa.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. And then, Armand, you might have touched on it, but maybe give us a little bit more confidence of why you expect to see such healthy gross margin improvement year-over-year in the fourth quarter? Maybe by division?

Armand Correia - Ascena Retail Group Inc - CFO

Yes, I touched upon it with Anna's question. If you go back to the fourth quarter last year, you're going to see that dressbarn and maurices are really the brands that we believe have the opportunity for improved margin in Q4 given the declines that we saw last year.

Scott Krasik - BB&T Capital Markets - Analyst

But including — so based on the sales trends — so just less markdowns?

Armand Correia - Ascena Retail Group Inc - CFO

Yes.

Scott Krasik - BB&T Capital Markets - Analyst

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Okay. And then just in terms of SG&A, is there incremental SG&A associated with moving into the new headquarters and then running it on an ongoing basis that maybe we haven't been considering?

David Jaffe - Ascena Retail Group Inc - President and CEO

We don't think so.

Armand Correia - Ascena Retail Group Inc - CFO

We don't think so.

Scott Krasik - BB&T Capital Markets - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

We'll need to drill down on that, but we don't have enough information yet to be specific. But it's going to be immaterial, Scott.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. Well, congratulations. Good luck.

Operator

Edward Yruma, KeyBanc.

Unidentified Participant Analyst

This is Jane in for Ed. I was just curious if you could give a little bit more color on Justice in the back half. What — I saw in the past, last quarter you had said that there was opportunities with Justice, as well on the margin side.

Armand Correia - Ascena Retail Group Inc - CFO

We did, but I think the question was — I feel that there's a greater opportunity in the other two brands given the performance last year during Q4.

Unidentified Participant Analyst

So, there is a little bit of opportunity at Justice as well?

Armand Correia - Ascena Retail Group Inc - CFO

Yes.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Unidentified Participant Analyst

And is it more of — I guess more of a unit-based opportunity than pricing?

Armand Correia - Ascena Retail Group Inc - CFO

I wouldn't think it's units. I think it's going to be in pricing.

Unidentified Participant Analyst

Okay, great. Thank you.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Good afternoon, guys, and congratulations. So, a couple of questions. David, I guess I'd be curious on your view — between the warm weather and the early Easter, just sort of curious, do you think that Justice and the dressbarn business may have pulled forward some sales and sort of how you're thinking about that?

Second question, your peers have about 10% of their business is being driven online. So just curious, what are your goals over the next couple years, and what are you learning from that multichannel shopper? And then the third question for Armand, maybe just talk about as we look past the next quarter, but what are the product costs that you locked in savings wise for the back half of the year? If you could just give us an idea of what the AUC looks like that you've locked in? Thanks very much.

David Jaffe - Ascena Retail Group Inc - President and CEO

Brian, first, I do think that we pulled forward business. I think the whole industry did. And looking back, I'd say the unseasonably warm weather that we all enjoyed probably brought some of May sales forward. So, we all saw May numbers today. There were some pretty good numbers out there, and then some other numbers that weren't so good.

So, I've got a sense that there was a pull forward and once we — now that we're through May, we're through Memorial Day, we're really in summer, and we're going to start turning the corner to back-to-school, I think that, that effect is behind us. And that's why while we were only up low single digits for May, we're still holding to our mid-single-digit comp for the balance of the quarter, June and July.

On online, we are roughly running, call it 5%. It's higher for Justice and lower for dressbarn just because of the relative maturity of those, as everyone knows, Justice has been out for I think about 10 years, and maurices for about 2 and a half, dressbarn for about 1 and a half. So, you heard the incredible growth numbers for maurices and dressbarn. So, they're ramping up very rapidly. I think the 10% number that you mentioned is a good penetration number. I think that all three of our brands will be able to hit that number in, say, three-ish years. I think it's an area where we're spending a lot of time and energy on, and we're ramping up our resources to support those areas.

And I think there's only good things that come from being multichannel and being able to address your customer, whether it's online, mobile commerce, obviously in-store, but also combining that so that people can come in-store, and if we're out of something, they can order it online and have it delivered. They can go shop online and have it delivered to the store. That whole, we call it on my omni-channel, I think is becoming more and more important. And that's just becoming the standard that the customer is looking for. So, we're moving in that direction, and we'll be spending money in that direction. And I think you'll see our capabilities grow in the coming years in that area. Armand?

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Armand Correia - Ascena Retail Group Inc - CFO

As far as your question on product costs, locking them in, I think the only thing I gave you color on, Brian, now, obviously, we are seeing product costs decreasing going into the fall season. I think that bodes well for opportunities and gross profit. As far as strategy of changing ticket price, I don't think we're going down that path. So, I think at this point, while I can't quantify it, we're feeling pretty good about the way the product costs have decreased overall and the opportunities on gross profit for the fall season.

David Jaffe - Ascena Retail Group Inc - President and CEO

Just remember, Brian, to tag onto that, that there is more opportunity with Justice due to the nature of the product and cotton as a percent of their total cost versus a dressbarn, which is much lower and had much less significant costs and therefore price increases. So, you'll see a bigger impact, a bigger bang at Justice as we go into fall than you will at dressbarn. And maurices is in the middle, but probably more on the dressbarn side.

Brian Tunick - JPMorgan Chase & Co. - Analyst

All right, super. That's very helpful. Thanks very much, guys.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

I'm sorry about before. I just wanted to ask, Armand, where you thought the inventories would be coming out of the quarter? And, David, if you're increasing — it seems like you might be increasing your marketing spend for maurices and maybe for dressbarn. Is that something we should look to you to continue to do? And lastly, I just wanted to make sure I understood that your annual guidance does not include — I know it doesn't include any charges associated with the acquisition, but does it include any accretion that could possibly come from the acquisition, given that you might close the deal mid-June? Thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I guess I'll start and work backwards. The guidance doesn't include any impact for the Charming acquisition.

Janet Kloppenburg - JJK Research - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

What I would suggest is that in September when we give you our guidance for fiscal '13, we'll true it up and be able to tell you what that looks like if anything at that time. We'll be a lot smarter.

Janet Kloppenburg - JJK Research - Analyst

Okay.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Working backwards on the marketing dollars, if there — there is incremental spend, it's very minimal. We're trying to hold our dollars flat at dressbarn and maurices. It's been a bit of increase at Justice. But as we look out, we don't see any substantial change.

Janet Kloppenburg - JJK Research - Analyst

Okay, thank you.

Armand Correia - Ascena Retail Group Inc - CFO

Janet, relative to inventory coming out for the quarter, I guess on dollars I would say we're a little higher than I would have liked. But then when I looked at, obviously, average unit cost increase, and saw that units were pretty much in line with our plan, we're feeling a little better. And again, the color I gave you, more importantly, is where we're at the end of May. And as I said before, I'm very comfortable with the May ending inventory levels, given what the plans are for June and July.

Janet Kloppenburg - JJK Research - Analyst

Did you give us the May ending inventory number?

Armand Correia - Ascena Retail Group Inc - CFO

I didn't give you a number. I just gave you the fact that ending May, overall inventories in dollars were up 9% and units were actually down 2% year-over-year.

Operator

Mark Montagna, Avondale Partners.

Mark Montagna - Avondale Partners - Analyst

Question for you on the Brothers announcement. Are these stores larger stores where you actually have some excess space that you're able to tuck it in? Or are you scaling back some sort of merchandise within Justice to make room for this?

David Jaffe - Ascena Retail Group Inc - President and CEO

It's a mix, Mark. I'd say they're all at least prototype, some are a little bit bigger for sure. But, we're only talking about, say, 600- to 700-odd square feet. So, it's a pretty small piece of the store. And we are not anticipating scaling back any of the offerings or the inventory levels within the Justice merchandise.

Mark Montagna - Avondale Partners - Analyst

Okay. And then are both the boys and the girls targeting the same age range?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes.

Mark Montagna - Avondale Partners - Analyst

And then what do you define as age range now for Justice, because it seems like it's come down significantly since when it used to be Tween Brands many years ago?

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Many years ago I can't speak to, but since I've been tracking it, and since we merged about three years ago, it's really been that 7- to 12- year old.

Mark Montagna - Avondale Partners - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

And we'd like to extend it to 14, but really the sweet spot is 7-to-12.

Mark Montagna - Avondale Partners - Analyst

Okay. And then with your e-commerce growth at maurices, are you seeing sales in certain higher density zip codes that might encourage you to look at testing maurices stores in that type of geography?

David Jaffe - Ascena Retail Group Inc - President and CEO

That's a really good question. And with catalogs, it's much easier to track the zip codes. With the orders, you can track zip codes, obviously, because your shipping the goods out, but the inquiries is a little harder to track. And that's something that we're certainly looking at, but if you think about it, Mark, just as a percent of sales, et cetera it's still relatively small, and we want to get a little more confidence under our belts that we can use that information to help inform us on our Business and our potential. So, it's a good call out, good thing to be looking at. We're not there yet. But ask us again in another year or two.

Mark Montagna - Avondale Partners - Analyst

Okay. Then just lastly regarding the move into the B-malls for dressbarn, and then the B and C-malls for Justice. Can you just give us an update on what are you seeing, you happy with it for both divisions? And just remind us when you started that again?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, first with dressbarn, we've been doing a couple for a season for a couple years. We've ramped that up this year. The results have been more or less on plan, although there's a little bit of aberration depending on the situation. So, we don't think we've quite nailed it yet, but we are encouraged enough that we are continuing to look for opportunities in more of these B, B minus malls.

And we just came back from ICSC, and had a good experience out there, good reception from the mall developers. So, I think you'll see that continue albeit on a slow, gradual pace. Justice, on the other hand, continues to open up stores rather aggressively in B and C malls. They are able to do very attractive rent deals, and we think that model has worked out extremely well, and we'll continue to open up stores in these markets. But as I say, we've opened up more and more, we've gained more experience, we have a better sense of what markets, what type of malls, what co-tenants, et cetera are working for us.

Mark Montagna - Avondale Partners - Analyst

Okay, that sounds great. Thank you.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Just back on Justice for a moment. So if I heard you right, so your comps were up a — versus last year, up 3%. Your operating margin was down a point, but your gross margin was up 20 basis points. So, if that's correct, and that's attributable to the incremental marketing spend?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, primarily.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. All right, thank you, David. And then secondly, with regard to the accessories space, is there any — what do you think about that? Is there any opportunity to redirect the space, or is this just a cycle that you feel like we have to come through? How can we get that square footage more productive?

David Jaffe - Ascena Retail Group Inc - President and CEO

I've got to believe that much of the mistakes or the problems were self-inflicted. Certainly, as we've all listened to or read other results, other people are doing very well on accessories. So I don't think it's an industrywide problem. I think we can point at certain things that, at our brands, our three brands that we missed or that we may have bet on that didn't pan out. So, maybe accessories our not quite as important to our customer as they were a year or two ago, but I also think we didn't execute quite as well as we could have.

So we are not giving up and accessories. We are re-strategizing our Accessories business, and we feel very confident this is a great business for us, a great little niche to be in at all three of our Businesses. And longer-term, I would see growth at all three brands. Although this is definitely a bump in the road, we're going to continue to focus on this area, both because we like the margins and we like it as an add-on to increase UBTs to be able to dress that customer from head to toe.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks, and one more if I can. Are you pretty satisfied with the move from — the move away from Ethel. I think at the beginning of fiscal next year, you're going to be largely moved away from merchandise that appeals to her and more into your younger format, if you will? Can you comment?

David Jaffe - Ascena Retail Group Inc - President and CEO

What Robin is referring to is our dressbarn target customers. And I would go so far to say that even this season, Robin, we are essentially Ethel-less, and while we miss her, we think that we are doing very well by focusing on a younger, more updated customer. We think the results show that. And we're going to continue to refine our offerings, and are developing our team, as we've talked about before, our merchandising team, to have a more fashion-oriented viewpoint to provide a better assortment for that customer, that fortysomething attitude customer.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks. Good luck, guys.

Operator

Steve Marotta, CL King & Associates.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Steve Marotta - CL King & Associates - Analyst

Quick question regarding dressbarn, can you talk a little bit about tactics to capitalize on the dislocation that's going on currently in the mid-tier channel? I got to imagine with the problems at JCPenney and Kohl's, how are you trying to capture that? Is it a little bit of increased marketing, increased micro-marketing? Can you talk a little bit about those strategies?

David Jaffe - Ascena Retail Group Inc - President and CEO

Clearly, there is something going on with our customer. And I think if you just look at our results at dressbarn in the last nine months, I think it shows that we are taking market share. And the way we're doing it is not by putting huge signs in the window saying, 50% off. Rather, it's showing great merchandise, and having a more focused assortment and point of view to that customer. So, I think we're going to continue going down that road, refining our customer lists so that we can speak to our existing customer. Trying to do more compelling windows, whether it's a promotion or fashion window that will attract more passersby.

We've ramped up our loyalty program. As I mentioned earlier, we've gone to an electronic version of that just about six months ago and had very good success with that. So, I think all these things add up. And when that customer is out there, unhappy with what she's seeing at a JCPenney or a Kohl's, they're our two biggest competitors. So, we think that some of those customers are going to wander in our stores, and I think we're going to continue to take share from them, given this strategy that we've embarked upon.

Steve Marotta - CL King & Associates - Analyst

That's great. Thank you. And, Armand, could you refresh my memory of investments that were currently completed in the third quarter this year, and maybe the ones that are targeted for the next 12 months or so?

Armand Correia - Ascena Retail Group Inc - CFO

From a strategic initiative standpoint?

Steve Marotta - CL King & Associates - Analyst

Correct. Thank you, yes.

Armand Correia - Ascena Retail Group Inc - CFO

So, the ones we've got going on right now is we've got the one that, obviously, I'm very closely involved with is our financial consolidation project. We were hoping to get that, obviously, completed by the end of the fiscal year and into the beginning of the next. It's been delayed maybe a couple of months. It looks like it's going to be a completion date of probably sometime end of September into October. So, we're kind of at the tail end of that, and that's going along pretty well. Just a couple of delays, but we want to make sure everything is set before we get this thing implemented across all three brands.

And obviously, with the Charming Shoppes pending acquisition, we would then look to roll that out to Charming. The other projects that are now ongoing are kind of a consolidation of our customer relationship management databases through one particular vendor. That's going on and that's probably going to be probably another several months to a year.

Then we've also got a TradeStone, which is a sourcing strategic initiative where we basically just bring everything together in an automated basis, much more efficient. That one looks like — and obviously all three brands ultimately, and we'll be able to utilize it. That looks like it's going to be another year to a year and a half away before it gets fully implemented across all three brands. David, have I missed any?

David Jaffe - Ascena Retail Group Inc - President and CEO

Those were the key ones.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Armand Correia - Ascena Retail Group Inc - CFO

Those were the key ones, Steve.

Steve Marotta - CL King & Associates - Analyst

Terrific. Thank you very much, guys.

Operator

Janine Stitcher, Telsey Advisors.

Janine Stitcher - Telsey Advisors - Analyst

I was hoping you could talk a little bit about the special occasion category. I think you mentioned it was weak at dressbarn. It seems like there could be a big opportunity there to improve the holiday period and the profitability there for dressbarn. So, any tweaks you're making to that category in addition to accessories that you've kind of already touched on a bit?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, that was a disappointment. And we've had good success in that category. And not a lot of choices that woman has outside department stores for special occasion. So I can't tell you if it was just a slowdown in the consumer or we missed a few trends, but certainly it's an area that we continue to focus on because it is a little bit of a specialty niche for us at dressbarn. And we'll be testing a lot of different things and we've got some great merchants in that area. So, I'm not concerned that we'll be back in a big way for holiday.

Janine Stitcher - Telsey Advisors - Analyst

Great. And then just on SG&A, can you just give us what the leverage point — how we should think about SG&A leveraging? It seems like it's moved a little bit higher than the historical level of around 3%?

Armand Correia - Ascena Retail Group Inc - CFO

Yes, you're right, Jean, it has. And again, it gets a little clouded because of some of these ongoing strategic initiatives that are going on and kind of the tail end of some of these initiatives as they continue to add a little cost. I would say that it's probably more like 3.5% at this stage.

Janine Stitcher - Telsey Advisors - Analyst

Okay, great.

Armand Correia - Ascena Retail Group Inc - CFO

Obviously our goal is to get back down to 3% as we get into our shared service concept, consolidating and looking at where we have efficiencies, where we can consolidate redundant functions and that's certainly a goal that we have.

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 MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Alex Fuhrman, Piper Jaffray.

Alex Fuhrman - Piper Jaffray - Analyst

Just a couple of quick ones here. Curious with the Brothers rollout. Obviously, it's just a test but curious to what you're seeing in the competitive landscape. There's not really a whole lot else in the specialty channel targeting that demographic. Where do you think the Justice mom is currently shopping for her sons?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, first, let's talk about the direct competition. It was two people, PS by Aeropostale out and 77kids, and we all saw the announcement about 77kids. So, even though they only had 20 stores, that's one less potential competitor, clearly. PS from what we've seen seems to be going a little bit younger than — maybe overlapping with the 7- to- 12 category, but it seems to be focusing a little bit of a younger customer, as well. And then she is going to all the normal places that a mom shops for her boys. The big boxes, whether it's Wal-Mart and Target or the Old Navys of the world.

So, we think the specialty store experience with a more finely tuned assortment is going to be a successful with this, with this mom. And we've got value prices, so great prices that I think will resonate. So, that's why it's a test, but we feel pretty good about it and we'll have a lot more to say after the initial rollout for back-to-school on our September call.

Alex Fuhrman - Piper Jaffray - Analyst

Okay. And then switching gears to maurices, the 3% increase in conversion, I think you mentioned during the Q&A that the response was pretty strong as you start to get more colored bottoms deliveries during the quarter. Was that 3% increase in conversion fairly consistent throughout the quarter? Or was that really when it started to pick up, when those deliveries came in?

David Jaffe - Ascena Retail Group Inc - President and CEO

We're seeing if we got that information by month in front of us. Alex, you might have to call us back on that.

Armand Correia - Ascena Retail Group Inc - CFO

Sure. I can do it offline, Alex, if you can give me a call.

Alex Fuhrman - Piper Jaffray - Analyst

That's not a problem. Thanks a lot, guys, and good luck.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Just a follow-, actually, on the acquisition. In the offering documents, David, it indicated that you had specifically asked the Charming Shoppes board not to sell Fashion Bug. Just wondering what the thinking was around that?

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

I think whenever you sell a division, you don't — the way it was going, you don't know as an outsider whether or not they were making the right decision or they were getting the right price. And so the way we viewed it is, let's do a deeper dive and understand the business better, which we've been doing. Let's take some time and look a little bit more thoughtfully at our alternatives, which we've been doing. And, I think we'll be in good shape to have an announcement out, assuming we close as expected on June 14, the next morning we will have an announcement that will talk about what we think — what are plans will be.

Operator

Janet Clay, Liberty Mutual.

Janet Clay - Liberty Mutual - Analyst

I just have two more questions on the Brothers concept. What kind of upfront costs are you looking at in terms of doing this target test?

David Jaffe - Ascena Retail Group Inc - President and CEO

I'm sorry, I missed the first part. What kind of what are we looking for?

Janet Clay - Liberty Mutual - Analyst

What kind of costs will this test run for the Brothers concept, the 10 stores within a store?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, the cost you have are for inventory and for the build-out of the space. And so it's kind of a couple million dollars, but I won't say it's insignificant, but in the scheme of things, we think it's a pretty reasonable cost to try this test. Even if it doesn't work at all, it's a minimal write-off.

Janet Clay - Liberty Mutual - Analyst

And then — I have to admit I do shop at Justice with my 8-year-old —

David Jaffe - Ascena Retail Group Inc - President and CEO

Oh, good.

Janet Clay - Liberty Mutual - Analyst

— who absolutely loves your store.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you. I'm happy to hear that.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

Janet Clay - Liberty Mutual – Analyst

So, the thing I was wondering about when you're talking about the mom shopping for her boy, because I have also a son who is 12, do the moms usually — do you think more moms going to Justice by themselves while they're shopping, because I've only ever gone with my daughter. So I'm just curious, do you have a lot of moms that just come in by themselves?

David Jaffe - Ascena Retail Group Inc - President and CEO

I think — I can't give you the specifics, but certainly anecdotally, and we can get you more detail from our team, that it is a mom and daughter experience. But a lot of times mom will go back and pick up some things during the day when it's not as hectic and she doesn't have to deal with her daughter dragging her to buy this and buy that. And so, I think that is even more the case with the, because we all know that the boys are not shoppers and don't necessarily want to be in the store. But to the point earlier, if they are in the store, you can kind of park them in the Brothers area, and they can watch the TV, or hang out there while you're shopping with the girl.

Janet Clay - Liberty Mutual - Analyst

Okay. All right, it will be interesting to check it out. Or any of those test stores going to be in the Boston area?

David Jaffe - Ascena Retail Group Inc - President and CEO

You know what, call us back and we'll get the list. I can't think of a Boston area store, but there may be one I'm not aware of.

Janet Clay - Liberty Mutual - Analyst

All right, thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

So, I'll ask our team to get the list. Maybe even if you travel somewhere, we'll give you the list so you can go look at them.

Janet Clay - Liberty Mutual - Analyst

Great. Thanks a lot.

Operator

At this time I'm showing no further questions in queue. I would like to turn the call back over to Mr. David Jaffe for any closing remarks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you very much, everyone, for your interest. And we look forward to speaking to you again at the September fiscal year end 2012 call. Everybody have a good summer. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. We thank you for your participation. You may now disconnect. Have a great day.

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MAY 31, 2012 / 08:30PM GMT, ASNA - Q3 2012 Ascena Retail Group, Inc. Earnings Conference Call

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